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                                                                    EXHIBIT 99.1

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Contact Information
Dr. Roger Harrison        CEO and President                      (610) 458-6200
Lawrence M. Christian     CFO and Vice President - Finance       (610) 458-6200
Jay M. Green              Managing Director, Duncan Capital      (212) 581-5150



              ANTARES PHARMA ANNOUNCES NASDAQ DELISTING NOTICE AND
                        COMPANY'S APPEAL OF SUCH ACTION

Exton, Pennsylvania - May 1, 2003 - Antares Pharma, Inc. (Nasdaq: ANTR) today announced that it has received a notice from the Nasdaq Listing Qualifications Staff indicating that the Company fails to comply with the stockholders' equity requirements for continued listing set forth in Marketplace Rule 4310(c)(2)(B) and indicating Nasdaq's intent to delist the Company's common stock from the Nasdaq SmallCap Market effective at the opening of business on May 7, 2003. The Company has appealed Nasdaq's determination by requesting an oral hearing before the Nasdaq Listing Qualifications Panel. This hearing request will stay the delisting of the Company's common stock pending the Listing Qualifications Panel's decision.

About Antares Pharma
     Antares Pharma develops pharmaceutical delivery systems, including needle-free and mini-needle injector systems and transdermal gel technologies. These delivery systems improve both the efficiency of drug therapies and the patient's quality of life. The Company's needle-free injection systems are currently available in more than 20 countries. In addition, Antares Pharma has several products under development and is conducting ongoing research to create new products that combine various elements of the Company's technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with research and development facilities in Minneapolis, Minnesota, and Basel, Switzerland.

     Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Antares Pharma cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in Antares Pharma's reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the

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protection of the Safe Harbor for forward-looking statements contained in the
Private Securities Litigation Reform Act of 1995.

         For more information, visit Antares Pharma's web site at
www.antarespharma.com.
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         Information included on Antares Pharma's website is not incorporated herein by reference or otherwise.